Exhibit 99.1

NEWS RELEASE

For immediate release

Navient announces $700 million share repurchase authority

WILMINGTON, Del., Dec. 10, 2015 — Navient (Nasdaq: NAVI), the nation’s leading loan management, servicing and asset recovery company, announced today that its Board of Directors approved an additional $700 million for its program to repurchase shares of the company’s outstanding common stock. The share repurchase authorization permits the company to repurchase shares from time to time through a combination of open market repurchases, privately negotiated transactions, or accelerated share repurchase transactions. The program does not have an expiration date. The authority adds to the previously announced $1 billion authorization announced by the company on Dec. 15, 2014.

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About Navient

As the nation’s leading loan management, servicing and asset recovery company, Navient (Nasdaq: NAVI) helps customers navigate the path to financial success. Servicing more than $300 billion in student loans, the company supports the educational and economic achievements of more than 12 million Americans. A growing number of public and private sector clients rely on Navient for proven solutions to meet their financial goals. Learn more at navient.com.

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Contact:

Media: Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com

Investors: Joe Fisher, 302-283-4075, joe.fisher@navient.com